Calculation of Filing Fee Tables
S-3
BANK OF AMERICA CORP /DE/
Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $7,500,000.00. The prospectus is a final prospectus for the related offering.